Exhibit 2.4

Share Purchase and Sale Agreement and Other Covenants

by and between

Peach Tree LLC

Paulo César Cau

João Marcelino Ramos

TRB Industries LLC

Gerhard Walter Schultz

and

COMPASS MINERALS DO BRASIL LTDA

and

as Intervening and Consenting Party,

Produquímica Indústria e Comércio S.A.

Dated as of December 16, 2015

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Share Purchase and Sale Agreement and Other Covenants

This Share Purchase and Sale Agreement and Other Covenants (the “Agreement”) is entered into as of December 16, 2015, by and among:

(A)COMPASS MINERALS DO BRASIL LTDA, a company with headquarters and jurisdiction in the City of São Paulo, State of São Paulo, at Rua Desembargador do Vale, No. 800-A, part, Perdizes, Zip Code 05010-040, with its incorporation documents filed with the Commercial Registry of the State of São Paulo (JUCESP) under NIRE 35.228.562.332, on July 29, 2014, and enrolled in the Corporate Taxpayers’ Register of the Ministry of Finance (CNPJ/MF) under No. 20.730.868/0001-54 (“Investor”);

(B)Peach Tree LLC, a limited liability company duly incorporated and validly existing under the laws of the State of Delaware, in the United States of America, with registered office at 16192 Coastal Highway, Lewes, County of Sussex, Delaware 19958, United States of America, enrolled with the CNPJ/MF under nº 08.927.939/0001-08 (“Peach”);

(C)Paulo César Cau, Brazilian, divorced, economist, bearer of the Identity Card No. 10.523.903-3 SSP/MG, enrolled with the CPF/MF under No. 981.633.618-91, resident and domiciled at Alameda Ribeirão Preto, 546, apartment 10, Bela Vista, in the City of São Paulo, State of São Paulo (“Cau”);

(D)João Marcelino Ramos, Brazilian, widower, industrial, bearer of the Identity Card No. 8.975.746 SSP/SP, enrolled with the CPF/MF under No. 975.979.708-97, resident and domiciled in the City of São Paulo, State of São Paulo, with office at Avenida Paulista, 1.754, 3rd floor, CEP 01310-920 (“Marcelino”);

(E)TRB Industries LLC, a company duly organized and existing in accordance with the laws of the State of Delaware, in the United States of America, with head offices at 300 Beach Drive, 33701, in the city of St. Petersburg in the State of Florida, in the United States of America, enrolled with the CNPJ/MF under nº 10.512.522/0001-26 (“TRB Industries”);

(F)Gerhard Walter Schultz, Brazilian, married, businessman, bearer of the Identity Card No. 6.931.515-2 SSP/SP, enrolled with the CPF/MF under No. 011.723.908-94, with offices at Av. Paulista 1754, 3rd floor, CEP 01310-920, in the City of São Paulo, State of São Paulo (“Gerhard” and, jointly with Peach, Cau, Marcelino and TRB Industries, the “Selling Shareholders” and each individually, a “Selling Shareholder”); and

as intervening and consenting party,

(G)Produquímica Indústria e Comércio S.A., a Brazilian corporation, with its head offices in the City of São Paulo, State of São Paulo, Brazil, at Av. Paulista, 1.754, 4º andar, CEP 01310-200, enrolled with CNPJ/MF under No. 60.398.138/0001-12 (“Company”, “Produquímica” or “Intervening Party”).

Selling Shareholders and Compass are hereinafter referred to, individually, as a “Party” and, jointly, as the “Parties”.

RECITALS

(i)Whereas, the Selling Shareholders are the legal holders and registered owners of thirty-five million, seven hundred thirty-four thousand and four (35,734,004) shares representing seventy-five point ninety-two percent (75.92%) of the voting and total capital of the Company as detailed in the table below;

Selling Shareholders	Number of Ordinary Shares	% vote	% economic
Peach	18,189,416	38.65%	38.65%
Gerhard	16,045,687	34.09%	34.09%
Marcelino	729,244	1.55%	1.55%
Cau	470,677	1.00%	1.00%
TRB Industries	298,980	0.64%	0.64%
Total	35,734,004	75.92%	75.92%

(ii)Whereas, as a result of a redemption of shares of the Company and issuance of new shares pursuant to the exercise of warrants (bonus de subscrição) to be implemented before or on the Closing, on the Closing Date the Selling Shareholders will be the legal holders and registered owners of twenty-nine million, five hundred and eight thousand and eight hundred and eighty one (29,508,881) shares representing seventy-five point ninety-two percent (75.92%) of the voting capital stock and seventy three point seventy-seven percent (73.77%) of the total capital of the Company as detailed in the table below;

Selling Shareholders	Number of Ordinary Shares	% vote	% economic
Peach	15,020,688	38.65%	37.55%
Gerhard	13,250,412	34.09%	33.13%
Marcelino	602,204	1.55%	1.51%
Cau	388,682	1.00%	0.97%
TRB Industries	246,896	0.64%	0.62%
Total	29,508,881	75.92%	73.77%

(iii)Whereas, Compass has irrevocably undertaken to subscribe for newly issued shares of the Company pursuant to the “Subscription Agreement and Other Covenants” executed on the date hereof by and among Compass, the Selling Shareholders and other certain shareholders of the Company and, as intervening and consenting party, the Company (“Subscription Agreement”);

(iv)Whereas, the Majority Block Shareholders, Compass and the Company shall execute, on the Closing Date, a “Shareholders’ Agreement” of the Company, having the Company as intervening and consenting party, in order to establish the rules that will govern their relationship as shareholders of the Company (“Shareholders’ Agreement”); and

(v)Whereas, subject to the terms and conditions of this Agreement, the Selling Shareholders desire to sell to Compass three million, three hundred seventy-three thousand, two hundred eighty-five (3,373,285) shares of the Company (“Purchased Shares”) representing six point eleven percent (6.11%) of the voting capital stock and five point ninety-nine percent (5.99%) of the total capital of the Company , after the issuance of new shares to the Investor pursuant to the Subscription Agreement, and Compass desires to purchase the Purchased Shares from the Selling Shareholders, free and clear of Liens (except for the Shareholders’ Agreement).

Now, therefore, in consideration of the foregoing and the mutual representations, warranties, covenants, agreements and conditions set forth herein, the receipt and sufficiency of which are hereby acknowledged by each Party, and therefore, being legally bound hereby, the Parties agree as follows:

ARTICLE 1 – DEFINITIONS AND RULES OF CONSTRUCTION

Section 1.1.Definitions. Unless otherwise established herein, the capitalized terms used in this Agreement shall have the meaning established in the Subscription Agreement:

“Accounting Expert” shall have the meaning ascribed to it in Section 1.1 of the Subscription Agreement.

“Actual Net Debt” shall have the meaning ascribed to it in Section 1.1 of the Subscription Agreement.

“Actual Adjusted EBITDA” shall have the meaning ascribed to it in Section 1.1 of the Subscription Agreement.

“Additional Shares” shall have the meaning ascribed to it in Exhibit VII.

“Additional Purchase Price” shall have the meaning ascribed to it in Exhibit VII.

“Adjusted Subscribed Shares” shall have the meaning ascribed to it in Exhibit VI.

“Affiliate” shall have the meaning ascribed to it in Section 1.1 of the Subscription Agreement.

“Agreement” shall have the meaning ascribed to it in the Preamble.

“Applicable Law” shall have the meaning ascribed to it in Section 1.1 of the Subscription Agreement.

“Arbitral Tribunal” shall have the meaning ascribed to it in Section 8.2.1.

“Arbitration Chamber” shall have the meaning ascribed to it in Section 8.2.

“Business Day” shall have the meaning ascribed to it in Section 1.1 of the Subscription Agreement.

“Call Option” shall have the meaning ascribed to it in Exhibit VII.

“Cash” shall have the meaning ascribed to it in Section 1.1 of the Subscription Agreement.

“Cau” shall have the meaning ascribed to it in the Preamble.

“CCBC” shall have the meaning ascribed to it in Section 8.2.

“Claim” shall have the meaning ascribed to it in Section 1.1 of the Subscription Agreement.

“Closing Date” shall have the meaning ascribed to it in Section 1.1 of the Subscription Agreement.

“Company” shall have the meaning ascribed to it in the Preamble.

“Compass” shall have the meaning ascribed to it in the Preamble.

“Control” shall have the meaning ascribed to it in Section 1.1 of the Subscription Agreement. Terms deriving from Control, such as “Controlled” and “Controlling”, shall have a meaning analogous to Control.

“EBITDA” means the results of operating activities plus depreciation and amortization as defined in Exhibit F of the Subscription Agreement.

“Estimated Net Debt” shall have the meaning ascribed to it in Section 2.2.

“Estimated Adjusted EBITDA” shall have the meaning ascribed to it in Section 2.2.

“Excess Shares” shall have the meaning ascribed to it in Exhibit VII.

“Excess Purchase Price” shall have the meaning ascribed to it in Exhibit VII.

“Fermavi” shall have the meaning ascribed to it in Section 1.1 of the Subscription Agreement.

“Fermavi EBITDA” shall have the meaning ascribed to it in Section 1.1 of the Subscription Agreement.

“Gerhard” shall have the meaning ascribed to it in the Preamble.

“Government Official” shall have the meaning ascribed to it in Section 1.1 of the Subscription Agreement.

“Governmental Authority” shall have the meaning ascribed to it in Section 1.1 of the Subscription Agreement.

“Gross Debt” shall have the meaning ascribed to it in Section 1.1 of the Subscription Agreement.

“IFRS” shall have the meaning ascribed to it in Section 1.1 of the Subscription Agreement.

“Indebtedness” shall have the meaning ascribed to it in Section 1.1 of the Subscription Agreement.

“Initial Shareholder(s)” shall have the meaning ascribed to it in the Subscription Agreement.

“Intervening Party” shall have the meaning ascribed to it in the Preamble.

“KPMG” shall have the meaning ascribed to it in Section 1.1 of the Subscription Agreement.

“Lien(s)” shall have the meaning ascribed to it in Section 1.1 of the Subscription Agreement.

“Losses” shall have the meaning ascribed to it in Section 1.1 of the Subscription Agreement

“Marcelino” shall have the meaning ascribed to it in the Preamble.

“Majority Block Shareholders” means the block composed by Peach, Amber International LLC, Tantalun Inc. and Gerhard, jointly referred.

“Maximum Interest” means the highest equity interest that Compass may hold in the Company as a result of the execution of this Agreement and the Subscription Agreement, which shall be equivalent to forty seven and a half per cent (47,5%) of the Company’s total voting capital.

“Minimum Interest” shall have the meaning ascribed to it in Section 1.1 of the Subscription Agreement.

“Net Debt” shall have the meaning ascribed to it in Section 1.1 of the Subscription Agreement.

“Original Shareholders’ Agreement” means the shareholders’ agreement executed by the Initial Shareholders on December 12, 2015, which will be filed at the headquarters of the Company pursuant to and for the purposes of Article 118 of the Brazilian Corporations Law.

“Party(ies)” shall have the meaning ascribed to it in the Preamble.

“Peach” shall have the meaning ascribed to it in the Preamble.

“Person” shall have the meaning ascribed to it in Section 1.1 of the Subscription Agreement.

“Produquímica” shall have the meaning ascribed to it in the Preamble.

“Purchase Price” shall have the meaning ascribed to it in Section 2.2.

“Purchased Shares” shall have the meaning ascribed to it in the Preamble.

“Put Option” shall have the meaning ascribed to it in Exhibit VII.

“PwC” shall have the meaning ascribed to it in Section 1.1 of the Subscription Agreement.

“Reais” means the currency in full force and effect in the Federative Republic of Brazil.

“Redemption of Shares” shall have the meaning ascribed to it in Section 1.1 of the Subscription Agreement.

“Representative” shall have the meaning ascribed to it in Section 1.1 of the Subscription Agreement.

“Rules” shall have the meaning ascribed to it in Section 8.2.

“Selling Shareholders” shall have the meaning ascribed to it in the Preamble.

“Shareholders’ Agreement” shall have the meaning ascribed to it in the Preamble.

“Share Price” shall have the meaning ascribed to it in Section 1.1 of the Subscription Agreement.

“Shortfall Shares” shall have the meaning ascribed to it in Exhibit VII.

“Subscribed Shares” shall have the meaning ascribed to it in Section 1.1 of the Subscription Agreement.

“Subscription Agreement” shall have the meaning ascribed to it in the Preamble.

“Surplus Purchase Price” shall have the meaning ascribed to it in Exhibit VII.

“Tax” or “Taxes” shall have the meaning ascribed to it in Section 1.1 of the Subscription Agreement.

“Transaction” shall have the meaning ascribed to it in Section 1.1 of the Subscription Agreement.

“TRB Industries” shall have the meaning ascribed to it in the Preamble.

Section 1.2.Rules of Construction.

1.2.1.Unless otherwise specified, all article, section, exhibit and schedule references used in this Agreement are to articles, sections, exhibits and schedules to this Agreement, which are hereby incorporated by reference into this Agreement and form an integral part hereof.

1.2.2.Any fact or item disclosed in any Schedule and/or Exhibit hereof shall not by reason only of such inclusion be deemed to be material and shall not be employed as a point of reference in determining any standard of materiality under this Agreement.

1.2.3.The term “includes” or “including” shall mean “including without limitation.” The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular section or article in which such words appear.

1.2.4.Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next Business Day. Any and all time period set forth in this Agreement shall be counted pursuant to Article 132 of the Brazilian Civil Code (Law No. 10,406/2002).

1.2.5.Reference to a given agreement, instrument, document or Applicable Law is a reference to that agreement, instrument, document or Applicable Law as validly modified, amended, supplemented and restated through the date as of which such reference is made and, as to any Applicable Law, any successor Applicable Law.

1.2.6.Except if otherwise stated herein, the captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

ARTICLE 2 – PURCHASE AND SALE, PURCHASE PRICE AND PAYMENT

Section 2.1.Purchase and Sale. The Parties hereby irrevocably and irreversibly agree that, on the Closing Date, the Selling Shareholders shall sell and transfer to Compass, and Compass shall purchase from the Selling Shareholders, all of the Purchased Shares of the Company, according to the proportional number of shares to be sold by each Selling Shareholder as indicated in Section 2.2 below.

Section 2.2.Purchase Price. In consideration of the purchase and sale of the Purchased Shares set forth herein, Compass shall pay to the Selling Shareholders an aggregate amount of seventy-seven million, three hundred seventy-four thousand, four hundred and six Reais and ninety-two Centavos (R$ 77,374,406.92) (the “Purchase Price”), which is based on a price per share of R$ 22.9374058 and which was calculated as detailed in Exhibit II and was based on (i) the estimated adjusted EBITDA of the Company for the year ended December 31, 2015, in the total amount of R$ 185 million (“Estimated Adjusted EBITDA”), multiplied by 9.5x, less (ii) the estimated Net Debt of the Company as of December 31, 2015, in the total amount of R$ 840 million (“Estimated Net Debt”), both of which were calculated in good faith pursuant to the methods described in Exhibits I and III. The Purchase Price will be subject to the Post-Closing Adjustment in accordance with Section 3.4 below. For the sake of completeness, the table below sets forth the number of shares that each Selling Shareholder will sell to the Investor, and which shall be used for purpose of payment of the Purchase Price to each Selling Shareholder:

Selling Shareholders	Number of Shares to be sold	% of Sold Shares	Purchase Value (in R$)
Peach	1,743,979	51.70%	40,002,354.03
Gerhard	1,521,883	45.12%	34,908,047.95
Marcelino	52,264	1.55%	1,198,800.58
Cau	33,732	1.00%	773,724.57
TRB Industries	21,427	0.64%	491,479.79
Total	3,373,285	100.00%	77,374,406.92

Section 2.3.Payment. Compass shall pay the Purchase Price to the Selling Shareholders, proportionally to the number of shares sold in accordance with Section 2.2 above, on the Closing Date, in immediately available funds, without any deduction, set-off, counterclaim or withholdings (except for any withholding of Taxes due on capital gain in accordance with Section 2.3.2 below), by means of a transfer of funds to the bank accounts informed in Exhibit IV. The final amount of the Purchase Price will be subject to the Post-Closing Adjustment and shall be increased or decreased pursuant to the mechanism set forth in Section 3.5 below.

2.3.1.    The remittance of foreign funds by Compass for the purposes of payment of the Purchase Price shall include the necessary amounts for the payment of the Brazilian tax on credit transactions (Imposto Sobre Operações de Crédito, Câmbio e Seguro ou relativas a Títulos ou Valores Mobiliários – IOF) and all applicable fees in connection with the currency exchange agreements that shall be executed for the receipt of such payments, i.e. any and all Taxes and fees in connection with the remittance of any portion of the Purchase Price and execution of the currency exchange agreements, which shall be borne solely by Compass.

2.3.2.    Compass shall pay the Purchase Price to each Selling Shareholder, in the following manner: (i) for the Selling Shareholders domiciled in Brazil, payment of the Purchase Price shall be made by means of an electronic wire transfer of immediately available funds, to such banking account in Brazil as designated to Compass pursuant to Exhibit IV, and (ii) for the Selling Shareholders domiciled outside of Brazil, by means of an exchange agreement in order to effect an electronic wire transfer of immediately available funds, with the remittance of such immediately available funds, to such banking account outside Brazil as designated to Compass pursuant to Exhibit IV, and Selling Shareholders acknowledge that after the remittance of such of immediately available funds, the monies thereto related may be only available within the customary transaction time applicable for operations of similar nature. The determination of the amount in foreign currency that will be delivered to each of the Selling Shareholders domiciled outside of Brazil to fulfill the payment of the Purchase Price, shall be calculated in accordance with the average of the closing dollar buy/sell rates (taxa de compra/taxa de venda) published by the Central Bank of Brazil for the Business Day prior to the Closing Date. As a condition for the payment of the Purchase Price to the Selling Shareholders domiciled outside of Brazil, the Selling Shareholders domiciled outside of Brazil shall deliver to Compass, at least three (3) Business Days in advance of the Closing Date, a chart demonstrating the calculation of all Taxes on capital gains that shall be paid as a result of the sale of the Purchased Shares in accordance with Section 26 of Law No. 10.833/06, which shall be withheld and paid to the relevant Governmental Authorities by Compass.

2.3.2.1 Selling Shareholders domiciled outside of Brazil hereby expressly represent and warrant to Compass that the calculation of the Taxes on capital gains delivered to Compass according to Section 2.3.2 and the amounts indicated therein as cost of acquisition of their respective investments in the Company are accurate and supported by adequate documentation and therefore hereby expressly agree to hold harmless against, defend and indemnify Compass and its Affiliates, pursuant to Section 6.4 below, against any and all Losses related to the Tax on capital gains that shall be paid as a result of the sale of the Purchased Shares in the amounts so informed by the Selling Shareholders domiciled outside of Brazil.

ARTICLE 3 – CLOSING OBLIGATIONS AND POST-CLOSING ADJUSTMENT

Section 3.1.Closing. Upon the terms of this Agreement, the closing of the Transaction set forth in this Agreement, the Subscription Agreement and the Shareholders’ Agreement (“Closing”) shall take place at 10:00 a.m., on the Closing Date, at the offices of Mattos Filho, Veiga Filho, Marrey Jr. e Quiroga Advogados, located at Alameda Joaquim Eugênio de Lima, 447, in the City of São Paulo, State of São Paulo, Brazil, or as otherwise agreed by the Parties.

Section 3.2.Closing Obligations. At the Closing, the following actions and transactions shall be carried out, which actions and transactions shall all be deemed to take place simultaneously and no action or transaction shall be deemed to have been completed or any document delivered until such actions and transactions have been completed and the required documents delivered:

(a)The Selling Shareholders shall release the Purchased Shares from the Original Shareholders’    Agreement in order to allow for the sale, as the case may be;

(b)Compass shall pay the Purchase Price to the Selling Shareholders, in accordance with Section 2.3;

(c)the Selling Shareholders shall deliver to Compass an executed copy of a receipt for the Purchase Price, in the form attached hereto as Exhibit V;

(d)the Parties and the Company shall cause Itaú Unibanco in its capacity of book-keeping agent (escriturador) in charge of the registration of the Company’s shares, to register the Purchased Shares in the name of Compass, therefore transferring the Purchased Shares to Compass, free and clear of Liens (except for the Shareholders’ Agreement); and

(e)
the Company shall execute the relevant annotations with Itaú Unibanco in its capacity of book-keeping agent (escriturador) in charge of the registration of the Company’s shares, reflecting the ownership of the Purchased Shares by Compass.

Section 3.3.Transfer of the Purchased Shares. Upon payment of the Purchase Price to the Selling Shareholders, each of the Parties agrees to take all actions permitted by applicable law that may be reasonably necessary to give effect to the settlement of the transfer of the Purchased Shares set forth herein, which actions may include, without limitation, (i) voting or causing to be voted any shares of the Company, (ii) causing the adoption of shareholders resolutions and amendments to the Company’s by-laws, (iii) executing agreements or instruments, including their amendments, and (iv) making, or causing to be made, with any competent authority all filings, approvals, registrations or similar actions that are required to achieve such result.

Section 3.4.Actual Adjusted EBITDA and Actual Net Debt.

3.4.1. Within five (5) days of the earlier of (i) the issuance of the audited financial statements of the Company and Fermavi for the year ended on December 31, 2015, or (ii) March 31, 2016, the Parties shall follow the procedures set forth in Section 3.3 of the Subscription Agreement for the purposes of calculating the Actual Adjusted EBITDA and the Actual Net Debt.

3.4.2.    Throughout all of the procedures for the calculation of the Actual Adjusted EBITDA and the Actual Net Debt, the Selling Shareholders shall be represented by Peach and Gerhard during all negotiations and understandings with Compass and the Accounting Expert, with full powers to act on behalf of all Selling Shareholders.

Section 3.5.Post-Closing Adjustment. Upon final definition of the Actual Adjusted EBITDA and the Actual Net Debt, pursuant to Section 3.4 above, the Parties shall proceed as set forth in Exhibit VII (“Post-Closing Adjustment”).

ARTICLE 4 – REPRESENTATIONS AND WARRANTIES OF THE SELLING SHAREHOLDERS AND THE COMPANY

Each of the Selling Shareholders and the Company, individually, hereby represents and warrants to Compass, as of the date hereof:

Section 4.1.Organization, Power and Authority. Each of the Selling Shareholders that is a natural person has the ownership, power and authority to execute and deliver this Agreement and to perform its respective obligations hereunder. Each of the Selling Shareholders that is a corporate entity and the Company are duly incorporated and validly existing under the Applicable Laws of its jurisdiction of incorporation and has the requisite corporate power and authority to carry on its respective business as currently conducted. Each of the Selling Shareholders that is a corporate entity and the Company has the requisite corporate power and authority to execute and deliver this Agreement and to perform its respective obligations hereunder. The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action on the part of each Selling Shareholder that is a corporate entity and the Company.

Section 4.2.Enforceability. This Agreement has been duly and validly executed and delivered by Selling Shareholders and Company and constitutes a valid and binding agreement of Selling Shareholders and the Company enforceable against the Selling Shareholders and Company in accordance with its terms in any court having jurisdiction over the Selling Shareholders and the Company, subject to bankruptcy, insolvency, reorganization, moratorium and other similar Applicable Laws that affect creditors’ rights generally.

Section 4.3.No Violation or Breach. Neither the execution or delivery of this Agreement nor the consummation of the transactions and performance of the terms and conditions of this Agreement by the Selling Shareholders, and the Company shall (i) result in a violation or breach of or default under any provision of the by-laws of the Company and/or its Subsidiaries (as defined in the Subscription Agreement); (ii) violate, conflict with, result in the breach of, constitute a default under, be prohibited by, require any additional approval under, accelerate the performance provided by, require the assumption of, give any third party the right to terminate or result (a) in the creation of any Lien upon any of the properties or assets of Company and/or its Subsidiaries (as defined in the Subscription Agreement) or (b) in any other change in right or obligation or the loss of a benefit under any term, condition or provision of any material contract to which the Company and/or its Subsidiaries (as defined in the Subscription Agreement) is now a party; or (iii) violate any Applicable Law by which the Company and/or its Subsidiaries (as defined in the Subscription Agreement) or any of their assets may be bound or affected, except in the case of clauses (ii) and (iii), to the extent that such violation does not impair or delay the ability of the Selling Shareholders and/or the Company to perform their obligations hereunder.

Section 4.4.Consents. No filing or registration with, declaration or notification to, or order, authorization, consent or approval of, any Governmental Authority is required in connection with the execution and delivery of this Agreement by the Selling Shareholders and/or the Company.

Section 4.5.Claims. There is no Claim, of any nature, pending against the Selling Shareholders and/or the Company that, if adversely determined, would change, delay, or prevent the transactions and the other covenants set forth herein from being consummated, or hinder the Selling Shareholders’ and/or the Company’s ability to timely perform their obligations under this Agreement.

Section 4.6.Ownership of Purchased Shares. The Selling Shareholders are the legal holders and registered owners of the Purchased Shares free and clear of any Liens except for the Original Shareholders’ Agreement. The Purchased Shares have been duly authorized, validly issued and are fully paid.

ARTICLE 5 – REPRESENTATIONS AND WARRANTIES OF COMPASS

Compass represents and warrants to the Selling Shareholders, as of the date hereof:

Section 5.1.Organization, Power and Authority. Compass is validly incorporated, organized and existing under the Applicable Laws and has the requisite corporate power and authority to carry on its business as currently conducted. Compass has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by the requisite corporate or similar action on the part of Compass.

Section 5.2.Enforceability. This Agreement has been duly and validly executed and delivered by Compass and constitutes a valid and binding agreement of Compass enforceable against Compass in accordance with its terms in any court having jurisdiction over Compass, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar Applicable Laws of general application from time to time in effect that affect creditors’ rights.

Section 5.3.No Violation or Breach. Neither the execution or delivery of this Agreement nor the consummation of the Transaction and performance of the terms and conditions of this Agreement by Compass shall (i) result in a violation or breach of or default under any provision of the by-laws (or other foundational instrument) of Compass; (ii) violate, conflict with, result in the breach of, constitute a default under, be prohibited by, require any additional approval under, accelerate the performance provided by, require the assumption of, give any third party the right to terminate or result in any other change in right or obligation or the loss of a benefit under any term, condition or provision of any material contract to which Compass is a party or by which it is bound; or (iii) violate any Applicable Law by which Compass or any of its assets may be bound or affected, except in the case of clauses (ii) and (iii), to the extent that such violation does not impair or delay the ability of Compass to perform its obligations hereunder.

Section 5.4.Consents. No filing or registration with, declaration or notification to, or order, authorization, consent or approval of, any Governmental Authority, including CADE, is required in connection with the execution, delivery and performance of this Agreement by Compass or the consummation by Compass of the Transaction contemplated hereby and thereby.

Section 5.5.Claims. There is no Claim, of any nature, pending against Compass that, if adversely determined, would change, delay, or prevent the Transaction and the other covenants set forth herein from being consummated, or hinder Compass’ ability to timely perform its obligations under this Agreement.

Section 5.6.Solvency. Compass has immediately available funds to pay for the Purchase Price to the Selling Shareholders and to pay all other fees and expenses that are payable by Compass in connection with the transactions and other covenants contemplated by this Agreement. After giving effect to the transactions and other covenants contemplated by this Agreement, Compass (i) shall be able to pay its debts as they become due; (ii) shall own assets which have a fair saleable value greater than the amounts required to pay its debts and other liabilities; and (iii) shall have adequate capital to carry on its respective businesses. No obligation is being incurred in connection with the transactions and other covenants contemplated by this Agreement with the intent to hinder, delay or defraud creditors of Compass.

ARTICLE 6 – COVENANTS
Section 6.1.Confidentiality.

6.1.1.    Each of the Parties shall, and shall cause its Affiliates and its and their respective Representatives to, at all times, treat as confidential the provisions of this Agreement and the information that it or they have received or obtained in connection with the negotiation, execution and performance of this Agreement. Each of the Parties shall, and shall cause its Affiliates to, keep confidential the information relating to all Parties and the Company and the contents of this Agreement and other documents signed in connection the Transaction.

6.1.2.    Notwithstanding the foregoing, a Party may disclose information that would otherwise be confidential if and to the extent:

(a)required by Applicable Law or any governmental authority with jurisdiction over the Party, provided that prior written notice of any such confidential information to be disclosed shall (wherever it is reasonably practicable to do so) be given to the other Party;

(b)disclosed to its Representatives on a need-to-know basis, provided that such Representatives are required to treat such information as confidential and, provided, further, that the disclosing Party shall remain liable to the other Parties hereunder for any breach of confidentiality by any such Representative; or

(c)it comes into the public domain other than as a result of a breach by the disclosing Party or any of its Representatives.

6.1.3. Except as expressly modified and superseded hereby, the Confidentiality Agreement (as defined in the Subscription Agreement) shall remain in full force and effect according to its terms.

Section 6.2.Public Announcements. No Party to this Agreement shall make, or cause to be made, any press release or public announcement in respect of this Agreement and the transactions contemplated hereby and other covenants contemplated by this Agreement or otherwise communicate with any news media without the prior written consent of the other Party, and the Parties shall, in any event, cooperate as to the timing and contents of any such press release or public announcement; provided, however, that it is expressly understood and agreed that Compass and/or Compass Minerals Inc. will, without seeking prior written consent from the Selling Shareholders and/or the Company and/or its Subsidiaries, (i) disclose the material terms of this transaction to the extent required pursuant to U.S. law; and (ii) disclose certain information regarding its investment in the Company, included but not limited to filing this Agreement, to the extent required pursuant to U.S. law.

Section 6.3.Further Assurances. Each Selling Shareholder and Compass shall (whether before, at or after the date hereof) use their commercially reasonable efforts to do, execute and deliver, or cause to be done, executed and delivered, such further actions, documents and instruments as may be reasonably required by the other Party to give full effect to this Agreement and the transactions contemplated hereby or thereby. For the avoidance of doubt, the obligations of the Selling Shareholders and Compass under this Section 6.3 shall survive the date hereof.

Section 6.4.Indemnification. The Parties shall comply with the provisions of this Agreement and the Parties shall be liable for any Losses that they may cause to each other in case of (i) breach of any representations and warranties of this Agreement and/or (ii) failure to comply with their obligations under this Agreement, including but not limited to Section 2.3.2.1. The Parties acknowledge that the payment of indemnification may not constitute adequate or sufficient compensation for such Losses, and any Party may request the specific performance of the breached obligation, pursuant to Section 8.8 below.

6.4.1.    Compass shall not be entitled to any indemnification by the Selling Shareholders except as a result of fraud or willful misconduct by the Selling Shareholders, or as expressly set forth in Section 6.4 above. For the avoidance of doubt, the Selling Shareholders shall not be held liable, and Compass shall not be entitled to any indemnification for Losses resulting from or arising out of acts, facts or omissions occurring before the Closing Date (inclusive) in relation to the Company and/or the Purchased Shares, with the exception of any acts, facts or omissions of fraud or willful misconduct.

6.4.2. Whenever a Claim or another matter that otherwise may become a Loss, is notified under the terms of this Agreement, it shall cause the obligation to indemnify under this Agreement to survive until the Claim or matter is finally settled, as applicable, by (i) an enforceable and final judicial or arbitral decision issued in connection with the given Claim or matter; and/or (iii) Selling Shareholders and/or Compass, as applicable, reasonably agree, in writing, that such indemnity is certain and due by one Party to the other, as applicable.

ARTICLE 7 – TERMINATION

Section 7.1.Termination. This Agreement may only be terminated and the obligations hereunder will be automatically terminated and the Parties fully released form them strictly by the mutual written consent of the Parties and the Intervening Parties.

Section 7.2.Effect of Termination. If this Agreement is terminated as provided herein, the filings, applications and other submissions made to any Governmental Authority shall, to the extent practicable, be withdrawn from the Governmental Authority to which they were made. This Agreement shall have no further force or effect, and the further obligations of the Parties under this Agreement shall terminate without further liability of any Party to any other Party, provided that such termination shall not affect (i) any claim any Party may have for damages caused by any reason of, or relieve any Party from, liability for any breach of this Agreement prior to termination; (ii) the provisions of Sections 6.1 and 6.2; and (iii) the provisions of Article 8.

ARTICLE 8 – MISCELLANEOUS

Section 8.1.1        Governing Law. This Agreement and the rights and obligations of the Parties and/or Intervening Parties hereunder and the transactions contemplated hereby shall be governed by, enforced and interpreted in accordance with the Applicable Laws of the Federative Republic of Brazil.

Section 8.2.Arbitration. The Parties and/or Intervening Parties hereto shall use their best efforts to settle any Dispute arising out of the execution, performance or interpretation of this Agreement by means of bona fide negotiations. If, within thirty 30 (thirty) days of the receipt by any party of a notice from any other party to that effect, the parties do not mutually agree on a solution, then any and all Dispute directly or indirectly related to this Agreement, among them those related to its existence, validity, effectiveness, interpretation, compliance, default, termination or extinction, involving any of the Parties and/or Intervening Parties, shall be definitively resolved by arbitration pursuant to the Arbitration Rules (the “Rules”) of the Center for Arbitration and Mediation of the Chamber of Commerce Brazil-Canada (Centro de Arbitragem e Mediação da Câmara de Comércio Brasil-Canadá) (the “CCBC” or the “Arbitration Chamber”), which shall administer and develop the arbitration procedure.

8.2.1.    The Dispute shall be resolved pursuant to the Rules in force at the time of the filing of the arbitration request as well as to Federal Act No. 9307/1996 (“Arbitration Act”), as amended.

8.2.2.    The arbitral tribunal shall be composed by three (3) arbitrators (the “Arbitral Tribunal”). One arbitrator shall be nominated by the claimant(s) and one arbitrator shall be nominated by the respondent(s), according to the Rules, and the two party-appointed arbitrators shall collectively and in mutual consent appoint a third arbitrator, who shall serve as the president of the Arbitral Tribunal. In the event either of the parties to the arbitration, even as a group of claimants or a group of respondents jointly, fails to appoint an arbitrator or the party-appointed arbitrators are unable to designate the third arbitrator, such arbitrator(s) shall be appointed by the CCBC in accordance with the Rules. Whether there are multiple parties that cannot be in a group of claimants or in a group of respondents and there is no consensus among the parties on the appointment of the arbitrators, the members of the Arbitral Tribunal shall be appointed by the CCBC, in accordance with the Rules.

8.2.3.    The arbitral award shall be definitive, compulsory and legally binding on the Parties and their respective successors and assignees, and may be entered and enforced in any court having jurisdiction thereof or having jurisdiction over the relevant Party or any of its respective assets. The Parties expressly waive any type of appeal against the arbitration award, except the request for correction of material error or clarification of obscurity, doubt, contradiction or omission of the arbitration award, as provided in Article 30 of Law No. 9,307, from September 23, 1996. The decisions shall be taken by majority of votes. The arbitration shall be legal and must take into consideration the Applicable Laws of the Federative Republic of Brazil, considering that the Arbitral Tribunal may not render a decision based on equity for the settlement of Dispute submitted to it.

8.2.4.    The seat, or legal place, of arbitration shall be the city of São Paulo, State of São Paulo, Brazil. The Arbitral Tribunal may designate the performance of some specific acts of the arbitration proceedings in other cities whenever necessary, as long as duly motivated.

8.2.5.    The Parties establish that the official languages of the arbitration shall be English. Original documents in both Portuguese and English may be submitted as evidence in their original language. Witnesses not fluent in English may give evidence in their native tongue.

8.2.6.    The arbitrator’s fees and arbitration costs shall be borne, in the course of the arbitration, in equal parts, between claimant(s), on one side, and respondent(s), on the other side. Except for the fees of the respective attorneys, which shall be borne by each of the Parties, individually. When rendering the arbitral award, the Arbitral Tribunal shall allocate the costs and expenses, including attorney’s fees to the losing party, including contractual attorneys’ fees, to a limit of 10% of the amount in Dispute.

8.2.7.    Prior to the constitution of the Arbitral Tribunal, the Parties and/or the Intervening Parties may request provisional and urgent measures to the courts, in accordance with the Rules. After its constitution, such remedies shall be requested to the Arbitral Tribunal, which shall have authority to uphold, overturn or modify measures previously granted by the relevant court.

8.2.8.    Provisional and urgent measures, when applicable, and enforcement procedures, shall be requested to any court having jurisdiction over the Parties and/or Intervening Parties and/or their assets, as the case may be, or to the courts of the city of São Paulo, State of São Paulo, Brazil. For any other judicial measures, the Parties and Intervening Parties hereby elect the court of the city of São Paulo, State of São Paulo, Brazil. The request of such judicial measures shall not be construed as a waiver of this arbitration agreement or of the arbitration as the sole dispute settlement mechanism between the Parties and Intervening Parties.

8.2.9.    Provided that the terms of reference as set forth in the Rules, have not been signed by the Parties, the Arbitral Tribunal may consolidate two or more simultaneous arbitral proceedings arising out of this Agreement, in accordance with the Rules. After the terms of reference are signed by the parties of the dispute, the Arbitral Tribunal may consolidate arbitral proceedings based upon this Agreement, provided that: (i) the arbitral proceedings present significant issues of law or fact; (ii) no party would be unduly prejudiced; and (iii) consolidation under these circumstances would not result in undue delay. The Arbitral Tribunal that was first constituted shall have jurisdiction for consolidation and its decision shall be final and binding upon the parties to the proceedings.

8.2.10.    Unless the Parties expressly agree in writing stating otherwise and unless required by Applicable Law, the Parties, their respective representatives, the witnesses, experts, technical assistants, secretaries of the Arbitration Chamber and the Arbitration Court undertake, as general principle, to keep confidential the existence, content and the reports and awards pertinent to the arbitration procedure, along with the material used therein and created for the purposes pertinent to it, as well as other documents produced by the other Party during the arbitration procedure which in other way are not of public domain – except if and to the extent that this disclosure might be required from a Party, as a consequence of a legal duty, seeking protection or legal right, execution or questioning of a decision in legal procedures in good faith before a judicial authority.

Section 8.3.Entire Agreement. This Agreement, including the Exhibits hereto together with the Subscription Agreement and the Shareholders’ Agreement, contains the entire agreement between the Parties with respect to the subject matter hereof and supersedes any prior written or oral agreements, understandings, representations or warranties between the Parties.

Section 8.4.Notices. All notices hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered personally, sent by documented overnight delivery service or, to the extent receipt is confirmed, by express registered or certified mail or telecopy to the appropriate address or number as set forth below.

I.    If to Selling Shareholders

(i)	If to Peach:
Att.: Marcelo Lima
Av. das Nações Unidas, 12.551, 15th floor
São Paulo/SP, 04578-000
Brazil
Telephone: (55 11) 3512-6800
E-mail: marcelo@artesia.com.br

(ii)	If to Gerhard:
Att.: Gerhard Walter Schultz
Avenida Paulista 1754, 3rd floor
Cerqueira César, São Paulo/SP, 01310-920
Brazil
E-mail:    gws@produquimica.com.br

(iii)	If to Cau:
Att.: Paulo César Cau

Avenida Paulista, 1754, 3rd floor
Cerqueira César, São Paulo/SP, 01310-920
Brazil
Telephone: (55 11) 3016-9600
E-mail:    pccau@produquimica.com.br

(iv)	If to Marcelino:
Att.: João Marcelino Ramos
Avenida Paulista, 1754, 3rd floor
Cerqueira César, São Paulo/SP, 01310-920
Brazil
Telephone: (55 11) 3016-9600
E-mail: marcelino.ramos@produquimica.com.br

(v)	If to TRB Industries:
Att.: Trevor Ryan Burgess
300 Beach Drive
City of St. Petersburg, State of Florida
United States of America
Telephone: 1-727-892-3094
E-mail: trevor.burgess@c1bank.com

II.    If to Compass

Compass Minerals
Att.: Chief Executive Officer
9900 W 109th Street, Suite 100

Overland Park, KS 66210 U.S.A.
Telephone: 1-913-344-9201
Email: malechaf@compassminerals.com

With copy (which shall not constitute a notice) to:

Compass Minerals
Att.: General Counsel
9900 W 109th Street, Suite 100
Overland Park, KS 66210 U.S.A.
Telephone: 1-913-344-9202
Email: tomand@compassminerals.com

III.    If to the Company:

Att.: Gerhard Walter Schultz
Avenida Paulista 1754, 3rd floor
Cerqueira César, São Paulo/SP, 01310-920
Brazil
E-mail:    gws@produquimica.com.br

With copy (which shall not constitute a notice) to:
Att.: Marcelo Lima
Av. das Nações Unidas, 12.551, 15th floor
São Paulo/SP, 04578-000
Brazil
Telephone: (55 11) 3512-6800
E-mail: marcelo@artesia.com.br

or to such other address or addresses as the Parties may from time to time designate as to itself by like notice.

Notice given by overnight delivery service or express registered or certified mail shall be effective upon confirmed time of delivery. Notice given by telecopy shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next Business Day after receipt if not received during the recipient’s normal business hours. All notices by telecopy shall be confirmed by the Party giving such notice promptly after transmission in writing by certified mail or overnight delivery to the recipient Party. Additionally, the Parties may establish communications by e-mail, which shall not constitute a notice hereunder.

Section 8.5.Parties in Interest; Assignment. Neither Party shall assign or delegate (in whole or in part) its rights or obligations under this Agreement without the prior written consent of the other Party, provided that Compass has the right to assign or delegate any of its obligations under this Agreement to any of its Affiliates, without the prior consent of the Selling Shareholders. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns and shall be enforceable by the Parties hereto and their respective successors and permitted assigns.

Section 8.6.Amendments and Waivers. This Agreement may not be modified or amended except by an instrument in writing signed by each of the Parties. The rights and remedies of the Parties are cumulative and not alternative. Neither the failure nor any delay by any Party in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such or other right, power or privilege. To the maximum extent permitted by Applicable Law (i) no claim or right arising out of this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Party, (ii) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given, and (iii) no notice to or demand on one Party will be deemed to be a waiver of any obligation of such Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

Section 8.7.Agreement for the Parties’ Benefit Only; Non-Recourse. Except as otherwise specified herein, this Agreement is not intended to confer upon any Person not a party hereto, other than the Parties’ and their successors or permitted assigns, any rights or remedies hereunder, and no Person other than the Parties, their successors or permitted assigns is entitled to rely on any representation, warranty, covenant or agreement contained herein. No past, present or future director, officer, employee, incorporator, member, partner, stockholder, affiliate, attorney or representative of Compass or Selling Shareholders, respectively, shall have any claim for any obligations of Compass or Selling Shareholders (as the case may be) under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby, except for fraud or as otherwise provided by Brazilian Applicable Law.

Section 8.8.Specific Performance. Notwithstanding anything to the contrary set forth in this Agreement, the commitments and obligations assumed hereunder by each of the Parties are subject to specific performance, it being agreed that the establishment of damages shall not constitute adequate and sufficient reparation. For this purpose, the Parties acknowledge that the present Agreement, duly signed by two (2) witnesses, constitutes an extrajudicial enforcement instrument for the purpose of the Brazilian Code of Civil Procedure.

Section 8.9.Severability. If any term or other provision of this Agreement shall be held invalid, illegal or incapable of being enforced by any Applicable Law or public policy by a court of competent jurisdiction, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to a Party. Upon such determination by a court of competent jurisdiction that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to give effect to the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 8.10.Irreversible and Irrevocable Nature. This Agreement is entered into by the Parties and the Company on an irrevocable and irreversible basis, and is binding upon each of them, their heirs, successors and permitted assigns of any nature, at any time.

Section 8.11.Taxes, Fees and Expenses. Except as otherwise provided forth in this Agreement as well as in Section 7.5 of the Subscription Agreement, each Party shall bear its own Taxes, costs, fees, and expenses (including attorneys’ and advisors’ fees and expenses) incurred in connection with the negotiation, preparation, and execution of this Agreement and consummation of the Transaction contemplated hereby.

Section 8.12.Counterparts; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which will be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. No provision of this Agreement is intended to confer upon any Person other than the Parties hereto and the Company any rights or remedies hereunder.

Section 8.13.Intervening Parties. The Intervening Parties has entered into this Agreement in order to (a) demonstrate its full knowledge of the terms and conditions herein provided and, where applicable, to ensure that all necessary steps will be taken for the full compliance of the terms of this Agreement; and (b) comply with the obligations attributed to each of them pursuant to this Agreement.

In witness whereof, the Parties hereto, together with the Company, have caused this Agreement to be duly signed in 7 (seven) counterparts, each of which shall be deemed to be an original, but all of which together shall constitute the same agreement, binding upon the Parties and the Company and their respective heirs and successors in the presence of the two (2) witnesses below.

[END OF PAGE INTENTIONALLY LEFT BLANK]

Signature page of the Share Purchase Agreement and Other Covenants, dated December 16, 2015, executed by and among Peach Tree LLC, Paulo César Cau, João Marcelino Ramos, TRB Industries LLC, Gerhard Walter Schultz, Compass Minerals do Basil Ltda., and, as intervening party, Produquímica Indústria e Comércio S.A.

Peach Tree LLC

/s/ Mrs. Beatriz Kopschitz Xavier Bastos
By: Mrs. Beatriz Kopschitz Xavier Bastos
Title: Attorney-in-Fact

Paulo César Cau

/s/ Paulo César Cau

João Marcelino Ramos

/s/ João Marcelino Ramos

TRB Industries LLC

/s/ Mrs. Beatriz Kopschitz Xavier Bastos
By: Mrs. Beatriz Kopschitz Xavier Bastos
Title: Attorney-in-Fact

Gerhard Walter Schultz

/s/ Gerhard Walter Schultz

Compass Minerals do Basil Ltda.

/s/ Marcelo Nastromagario
By: Marcelo Nastromagario
Title: CEO

Produquímica Indústria e Comércio S.A.

/s/ Gerhard Walter Schultz
By: Gerhard Walter Schultz
Title: CEO

Produquímica Indústria e Comércio S.A.

/s/ João Marcelino Ramos
By: João Marcelino Ramos
Title: Attorney-in-Fact

Witnesses:

/s/ Daniel Lins Mattos
Name: Daniel Lins Mattos
RG No.: 10.091.782-88

/s/ Lucas Henrique C. M. Mussi
Name: Lucas Henrique C. M. Mussi
RG No.: 2.915.565